                    INSTITUTIONAL ENDORSEMENT PAGE

PROJECT TITLE        :     A Research Plan for testing the Radiation, chemical
                           and Thermal Resistance, and the Mechanical Properties of Nurescell

SUBMITTED TO         :     Nurescell, Inc.

SUBMITTED BY         :     The Curators of the University of Missouri
                           The University of Missouri - Columbia
                           Office of Sponsored Program Administration
                           310 Jesse Hall
                           Columbia, Missouri 65211
                           (573) 882-7560 / FAX No. (573) 884-4078

PROJECT DIRECTOR     :     William Miller, PhD
                           Department of Nuclear Engineering
                           College of Engineering
                           University of Missouri - Columbia
                           Columbia, Missouri 65211
                           (573) 882-9692

PROJECT DURATION     :     06/01/99 through 05/31/00

REQUESTED FUNDS      :     $151,064

BUSINESS OFFICIAL    :     Joyce M. Pfaff, Interim Associate Director
                           Office of Sponsored Program Administration
                           University of Missouri - Columbia
                           310 Jesse Hall
                           Columbia, Missouri 65211
                           (573) 882-9592 / FAX No. (573) 884-4078

APPROVALS            :
                            ACCEPTED BY:

FOR THE CURATORS OF THE     Nurescell Inc.
UNIVERSITY OF MISSOURI

/s/ Joyce M. Pfaff          /s/ Adrian Joseph
---------------------       --------------------
Joyce M. Pfaff              Adrian Joseph, President
Interim Associate Director
Office of Sponsored Program Administration           April 27, 1999

Date: 4/23/99
      -----------

Proposal No.: EG-9915054-1

                              INTRODUCTION

    A novel material "NURESCELL" is being proposed for use by the nuclear energy industry worldwide. The material corrects some of the miniscule problems associated with conventional nuclear materials and resultant radioactive waste problems. In addition, the physical performance characteristics of the NURESCELL material will expedite advances in innovative fuels which require resistivity in mechanical application material performances up to 10 TO THE POWER OF (9) Rads of radiation.

    NURESCELL material offers the following advantages over current materials including, but not limited to, the correction of existing problems with spent fuel storage, re-generation of spent fuels and safe handling of nuclear wastes.

          Heat Transfer and Diffusion
          Radioactive Resistance
          High Compressive and Tensile Strengths
          Corrosion Resistance
          Fugitive Gassing
          Weathering and Aging
          Ease of Application and Handling
          Non-Hazardous Application Processes

In addition, the material will potentially result in significant reductions in the weight and volume of encapsulated nuclear waste and/or on-site spent nuclear fuel depository space.

                                   RESEARCH

     To assess the radiation, mechanical, thermal and chemical, properties of this material, the following research plan is being proposed. This work will be accomplished in a 12 month period, as a cost of $151,664. The deliverables will include a minimum of two month progress reports (more often as experimental data becomes available) and a final report of overall results.

PHASE I - SAMPLE & MATERIAL PREPARATION

     In this Phase the samples will be supplied by NURESCELL. An outside engineering company "THERMACH" will prepare samples according to confidential formulae, curing the preparation protocol so that the samples can be replicated in a consistent sustainable manner consistent with ISO QA/QC requirements. It is expected that a three resultant formulated sample groups:
NURESCELL 100, NURESCELL 200 and NURESCELL 300, will be forwarded to the Nuclear Engineering Program at Missouri University for the identified performance validation testing. Sample size and configuration for each of the identified testing series will also be confirmed and prepared accordingly for MU's utilization in the identified testing series.

     Once the samples are received at MU, they will be divided for use in the identified series. The samples will be maintained in a secure manner. There is no requirement for specialized handling, e.g. temperature, pressure or special media storage. The samples will be maintained in secure ambient Laboratory conditions.

PHASE II - RADIATION STUDIES

     The first activity will be the subjection of the three formulae to Co-60 gamma-rays. Two different sources are available for these irradiations. The first produces 3.5 kilo-Roentgen per hour and can accommodate samples up to 2 inches in diameter and 6 inches long. The second produces 2.5 Mega Roentgen per hour and can accommodate samples up to 1.0 inches in diameter and 2 inches long.

     The following protocol will test these two dose rates for a set of total exposures. The samples will be examined and tested for changes in mass, radiation adsorption, color, temperature and other characteristics. The protocol is outlined below as Table I.

                    TABLE I - RADIATION TESTING PROTOCOL

                 Dose Rate = 3.5 KR/hour     Dose Rate = 2.5MR/hour
                 -----------------------     ----------------------
Time (hours)       24     168     744          10     24        168
Total Exp (KR)     84     588     2600       2500    84,000    420,000


Sample requirements for Phase II include 15 (18 for irradiation plus 3 controls), 0.5 cm wafers of each formula.

PHASE III - MECHANICAL AND PHYSICAL CHARACTERIZATION

In this series each formula will be tested for mechanical and physical properties consistent with published ASTM protocols. The properties listed in Table II will be tested for each formula.

               Table II - Mechanical and Physical Characterizations

                             Thermal Conductivity
                                     Impact
                                Tensile Strength
                                    Ductility
                                Rockwell Hardness

This phase will require 10 wafer samples and 10 tensile strength configured specimens of each formula.

PHASE IV - THERMAL PHYSICAL TESTING

     In these series of tests the effect of long term exposure to temperature will be determined. In addition to data for dimensional and mass changes, data will be obtained for off-gassing, only if NURESCELL is not inert but reactive. If off-gassing is indicated with Draeger Monitors for Hydrogen and/or Nitrogen, Tedlar Bag samples will be obtained for Gas Chromatograph
(GC) profile.

     This protocol for this testing will involve exposure to temperatures of 500Deg.C, 900Deg.C and 1,100Deg.C up to 8 hours. However, if there is sufficient material and time thermal exposures beyond 1100Deg.C will be used to determine the ultimate thermal resistance of the material. A total of 15 samples of each formula consisting of 1 in(3) cubes are envisioned for these tests.

PHASE IV - CHEMICAL TESTING

     In the series of tests, NURESCELL's chemical stability will be studied in a variety of short term tests. Acid baths ranging from 0.1 to 10 M consisting of HNO(3),

HCl, HF, and similar tests in NaOH basic solutions will be undertaken. Data to be obtained includes dimensional changes, mass changes and off-gassing using Draeger tubes. Long term chemical tests at both room temperature and 90Deg.C are envisioned for periods of 6 months.

     The scope of these tests has not been fully defined and will be negotiated with NURESCELL, Inc. Approximately 60 wafer samples are envisioned for this program.

PHASE V: REPORTS OF FINDINGS AND DELIVERABLES

     As stated in the introduction, two month progress reports will be provided to NURESCELL at a minimum. Reports may be submitted more often than this as experimental data become available. All data and reports will be compiled into a final report at the end of the contract period. These reports will be collaborative in nature and may also include several technical papers for publication in technical and professional journals.

OTHER COMMENTS:

1) NURESCELL to provide the University of Missouri with elemental makeup and density in grams and specific gravity for each formula.

2) It is agreed that the proposed protocol is open to change and modification based on review of preliminary performance data. In addition it was agreed that even though NURESCELL at this time concludes a requirement exists for (3) formulae, these formulae may be modified with further investigation of applications.

3) This work does not include "accelerated life tests for nucleation and alpha absorption," "impact resistance," or "thixotropy structural analysis for cross linking completion," phases of work originally proposed in a previous agreement between NURESCELL and Lawrence Livermore National Laboratory. Researchers at the University of Missouri need additional information concerning these protocols and may propose these tests as additional cost options to this agreement.

                                W.H. Miller, PI
                                6/1/99 - 5/31/00
                                Nurescell, Inc.

EXPENSE CATEGORY                                                     YEAR 1
--------------------------------------------------------------------------------
A. Senior Personnel
--------------------------------------------------------------------------------
   1. W. Miller - Project Management, Radiation Damage
--------------------------------------------------------------------------------
      1.0 ay month                                                        11,324
--------------------------------------------------------------------------------
   2. T. Ghosh - Chemical Testing
--------------------------------------------------------------------------------
      1.0 ay month                                                         7,496
--------------------------------------------------------------------------------
   3. V. S. Gopalaratnam - Mechanical Testing
--------------------------------------------------------------------------------
      1.0 ay month                                                         9,041
--------------------------------------------------------------------------------
Total A                                                                   27,861
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
B. Other Personnel
--------------------------------------------------------------------------------
   1. Graduate Research Assistant (2 MS)
--------------------------------------------------------------------------------
      0.5 FTE, 12 mo/yr                                                   28,068
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total A + B                                                               55,929
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
C. Fringe
--------------------------------------------------------------------------------
   1. 25% A                                                                6,965
--------------------------------------------------------------------------------
   2. 8% B                                                                 2,245
--------------------------------------------------------------------------------
   3. Tuition for B                                                        7,480
--------------------------------------------------------------------------------
Total C                                                                   16,690
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total A + B + C                                                           72,619
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
D. Travel                                                                      0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
E. Equipment                                                              10,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
F. Supplies                                                               10,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
G. Research Reactor Irradiation Services                                  10,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
H. Telephone, Paper, Copying, Reports                                      1,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
I. Materials Consultant                                                    3,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Direct Costs                                                       106,619
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Indirect Costs (MTDC 46%)                                                 44,445
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Requested                                                          151,064
--------------------------------------------------------------------------------

                             BUDGET JUSTIFICATION

PERSONNEL

     Salaries are based on the current 1998-99 salaries. Dr. Miller's (PI) current 9-month salary is $101,916. Dr. Ghosh's (Co-PI) current 9-month salary is $67,464. Dr. Gopalaratnam's (Co-PI) current 9-month salary is 81,369. The University of Missouri typically grants salary increases on September 1 of each year. Increase percentages vary from year to year and in employee category and merit based upon guidelines issued by the University of Missouri system.

     Graduate Research Assistant salaries are listed below. These salaries are for 0.5 FTE; for estimation purposes, salaries for GRA's were increased by 3% each September 1.

--------------------------------------------------------------------------------
        GRA LEVEL                    MINIMUM                    TARGET
--------------------------------------------------------------------------------
         Masters                    $1,023/mo                  $1,144/mo
--------------------------------------------------------------------------------
          Ph.D.                     $1,037/mo                  $1,274/mo
--------------------------------------------------------------------------------
     Ph.D. past comps               $1,089/mo                  $1,404/mo
--------------------------------------------------------------------------------

FRINGE BENEFITS

     A rate of 25% of salaries for full-time employees is used. Rates are subject to change at any time according to periodic campus studies. The regional Health and Human Services office normally approves these changes. A rate of 8% is used for student employees and part-time employees.

     Tuition charges. The University of Missouri Columbia has an educational fee remission program in which tuition for graduate students who are working on grant/contract projects is paid directly from the grant/contract. Estimates are based on 9 credit hours per semester (winter/fall) and 4 hours (summer) for each student. The estimated fee rate schedule provided by the University administration is $170/sch for 6/1/99 - 5/31/00; $176/sch for 6/1/00 - 5/31/01; and $182/sch for 6/1/01 - 5/31/02.

PERMANENT EQUIPMENT

     Funds requested for permanent equipment includes furnaces and off gas analysis systems.

SUPPLIES

     Funds requested for supplies include chemicals and laboratory glassware.

RESEARCH REACTOR IRRADIATION SERVICES

     Funds requested for the research reactor irradiation services include costs associated with conducting necessary irradiation testing.

TELEPHONE, PAPER, COPYING, REPORTS

     Funds allocated for this category include those costs necessary for the dissemination of results from this work. These costs include, among other things, reproduction costs, mailing costs, expenses directly associated with producing reports, and costs for placing research results into the public domain.

MATERIALS CONSULTANT

     Funds requested for the materials consultant include costs associated with tests and analysis conducted in the departments of Chemical, Mechanical and Nuclear Engineering.

INDIRECT COSTS

     The University of Missouri-Columbia last negotiated an indirect rate agreement on July 8, 1996 with the U.S. Department of Health and Human Services (DHHS), Region VII. The indirect rate for on-campus research is 46% MTDC for the period 7/1/95-6/30/99.